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                                                                    Exhibit 10.6

                        SOFTWARE AND PROPRIETARY PRODUCT
                           CORPORATE LICENSE AGREEMENT


         THIS SOFTWARE AND PROPRIETARY PRODUCT CORPORATE LICENSE
AGREEMENT ("Agreement") is made effective and entered into as of this __________ day of September, 1999 by and between I-TRAX.COM, INC., a Delaware Corporation with its principal place of business at (hereinafter referred to as "I-TRAX") and MEMBER-LINK SYSTEMS, INC., a Delaware Corporation having its principal place of business at 11 Dupont Circle NW, Suite 325, Washington DC, 20036 (hereinafter referred to as "Licensor").

         IN CONSIDERATION of the mutual covenants and conditions herein contained, the Parties hereto agree as follows:

         1. DEFINITIONS:

         1.1. "SOFTWARE" means the computer software programs proprietary product described in Schedule A, attached hereto and made a part hereof, and, as herein defined, all Documentation.

         1.2. "LICENSE FEE(s)" are the only fees or royalties to be paid by I-TRAX to Licensor for the license(s) granted under this Agreement. LICENSE FEE(s) are described in Schedule A, attached hereto and made a part hereof.

         1.3. "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise, domestic or foreign, including, but not limited to, subsidiaries, which directly or indirectly Control, are Controlled by, or are under common Control with I-TRAX.

         1.4. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and operating policies of the entity in respect of which the determination is being made, through the ownership of voting securities [at least fifty percent (50%) of its voting or equity securities or the maximum as allowed by law], contract, voting trust or otherwise.

         1.5. "Documentation" shall mean, all materials, documentation, Specifications, technical manuals, user manual, flow diagrams, file descriptions and other written information either, from time to time, received by I-TRAX from Licensor or published by Licensor that describes the function and use of the SOFTWARE.

         1.6. "Specifications" means the functional and operational characteristics of the SOFTWARE as described in the Licensor's Documentation or as otherwise described in Schedule A.

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         1.7. "Other Confidential Information" means technical or business information, other than SOFTWARE, which is:

              a. Disclosed by a party ("Disclosing Party") in writing and is marked as confidential at the time of disclosure; or

              b. Disclosed by a party in any other manner and is identified as confidential at the time of disclosure and is also summarized and designated as confidential in a written memorandum delivered to the other party ("Receiving Party") within thirty (30) days after the disclosure.

         2.   GRANT:

              a. In consideration of the undertakings and contributions by I-TRAX.COM agreed to elsewhere in this Agreement, Licensor grants to I-TRAX an exclusive 10 year license to develop, market, sell distribute and operate its copyrighted and trade-protected I-TRAX immunology data monitoring and information system, database access software, and product interfaces in an Internet and web-enabled application. The license, however, shall be automatically renewed for additional 10 year periods, unless revoked in writing and signed by both parties to this Agreement. For purposes of this Agreement, "Internet and web-based application" means any application whereby the information is gathered, input and accessed by the user via a site or portal (whether or not encryption-protected) using Internet-protocol means of transmission and accessible from outside any area - or system-limited network. The first 10-year license period shall commence with the execution of final closing documents in connection with this Agreement.

              b. In addition, Licensor grants I-TRAX an exclusive 10-year license, with 10 year automatic renewals, for the use of the trademarked I-TRAX product name in connection with such Internet and web-enabled applications. However, the I-TRAX trademark and trade names shall remain the sole and exclusive property of Licensor.

              c. Licensor also hereby grants to I-TRAX an exclusive 10-year license, with 10 year renewals to use the copyrighted I-TRAX customer/user interface screens for such applications, as well as for any that might subsequently be developed for such purposes during the terms of this Agreement; which nonetheless would remain the sole and exclusive property of Licensor.

              d. In consideration of the undertakings and contributions agreed to elsewhere in this Agreement, Licensor hereby grants to I-TRAX an exclusive 10-year license, with 10 year renewals to develop, market, sell, distribute and operate its copyrighted and trade-protected I-TRAX immunology data monitoring and information system, database access software and product interfaces in enterprise applications. For purpose of the Agreement, "enterprise applications" means applications using an internal system or client-server network within a particular market or customer organization, whether or not Internet-accessible. This license for

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such enterprise applications is conditioned upon and subject to the payment by
I-TRAX to Licensor of a 10% net proceeds royalty from each sale and installation of such applications.

              e. Licensor grants to I-TRAX an exclusive 10-year license, with 10 year renewals for the use of the trademarked I-TRAX product name in connection with such enterprise applications, subject to the conditions listed above. However, the I-TRAX trademark and trade name shall remain the sole and exclusive property of the Licensor.

              f. I-TRAX, for its part upon receipt of such exclusive license, hereby agrees to grant to Licensor an exclusive cross-license to develop, market, sell, distribute and operate its exclusively licenses I-TRAX system, trade name, trademark and user interfaces, in an enterprise application as described above, or in any other design-build operation, in connection with a sale or installation of the system and software at any agency or service branch of the United States Department of Defense. The term of such grant shall be co-extensive with the term remaining on I-TRAX's exclusive license.

              g. I-TRAX and Licensor agree that all development, marketing, sales, distribution, installation and operation of the I-TRAX software, system and product, in whatever application, shall be undertaken only subject to appropriate non-disclosure, non-circumvention, and sub-licensing agreements binding upon all relevant parties. The terms of such sub-licenses shall be in a form approved by counsel to Licensor. I-TRAX agrees that it will seek vigorously to protect its and Licensor's interest in the intellectual property rights which are the subject of this Agreement, and that its failure to do so may void this Agreement. Licensor reserves the right to intervene, upon 15 days written notice to I-TRAX, to enforce this provision and protect its rights against sub-licensees if it believes in good faith upon documentable evidence that I-TRAX is failing to do so, and to seek damages and costs (including reasonable attorneys' fees) from all parties, including I-TRAX. Licensor agrees it shall not so proceed if I-TRAX, upon receipt of such notice, acts in timely fashion adequately to protect these rights.

              h. Should I-TRAX fail within a reasonable period of time (for purposes of this Agreement, not less than 10 but not more than 18 months) to demonstrate significant good faith efforts to commercially exploit the licenses granted under this Agreement, Licensor shall have the right to reopen this Agreement and either renegotiate its terms or revoke the licenses so that its interests may be recovered. Demonstrable good faith efforts may be shown by 1) adequate investment in development of the product, 2) published and distributed marketing materials and 3) documented customer sales contracts or negotiations.

              i. License: Licensor hereby grants to I-TRAX and I-TRAX hereby accepts from Licensor license to use software and documentation and any hardware now or hereafter used by I-TRAX as set forth in this Agreement. This License includes, without limitation, a grant to I-TRAX of the right to utilize the SOFTWARE for the benefit of any or all of (i) I-TRAX and (ii) any Affiliate(s). I-TRAX and Affiliates shall have the right to make an unlimited number of copies of SOFTWARE. I-TRAX agrees not to remove or destroy any

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proprietary markings or Proprietary legends placed upon or contained within the
SOFTWARE or Documentation.

              j. Title: This License does not include a grant to I-TRAX of any ownership right, title, or interest, or any security or other interest, in any intellectual property rights relating to the SOFTWARE or in any copy of any part of the SOFTWARE.

         3.   TERM:  The license rights granted hereunder are described above.

         4. DEFAULT: The following acts or omission by I-TRAX shall be deemed to be an event of default by I-TRAX and a breach under this Agreement:

              a. If I-TRAX:

                 i. Does not pay Licensor their cost to develop the Internet application for I-TRAX.COM, INC. pursuant to attached Schedule B, which Schedule sets forth the billing rates to be charged and the maximum amount, which amount shall not be exceeded, without written consent of both parties.

                 ii. Should I-TRAX fail to pay any charge, expense or cost due, and said failure shall continue for a period of ten (10) days after written notice from Licensor and received by I-TRAX, said event shall constitute a default.

                 iii. Should I-TRAX discontinue the use of the software or is financially unable to continue the promotion of the same; becomes embarrassed or insolvent; or makes an assignment for the benefit of creditors; or if a Petition in Bankruptcy is filed by or against I-TRAX; or a Complaint in Equity or other proceedings for the appointment of a receiver for I-TRAX is filed; or proceedings for reorganization for composition with creditors under any state or federal law be instituted by or against I-TRAX; or if the real or personal property of I-TRAX shall be levied upon or sold.

              b. In the event of an occurrence of an event of default hereunder:

                 i. The whole balance, if any, for charges, payment or costs for the development of the software and expenses for the same as herein agreed shall be paid by I-TRAX.

                 ii. At the option of Licensor, this Agreement and the terms hereby created shall determine to become absolutely void without any right on the part of I-TRAX to reinstate this Agreement by

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                      payment of any sum due or by performance of any other
                      condition, term or covenant broken; thereupon

                 iii. I-TRAX shall immediately quit and surrender to Licensor the software and any improvements thereon, and Licensor may repossess the same by summary proceedings, detainer or otherwise, at Licensor's option, without being liable for prosecution or damages therefore.

              c. In the event of any default as above set forth, Licensor or anyone acting on Licensor's behalf at Licensor's option:

                 i. May repossess the software and any copies and improvements thereof.

                 ii. I-TRAX shall be liable for such damages arising out of the breach of any of the terms, covenants and conditions of this Agreement.

              d. In the event of a breach or a threatened breach by I-TRAX of any of the agreements, conditions, covenants or terms hereof, Licensor shall have the right of injunction to restrain the same and the right to invoke any remedy allowed by law or in equity, whether or not other remedies, indemnity or reimbursements are herein provided. The rights and remedies given to the Licensor in this Agreement are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Licensor, shall be deemed to be in exclusion of any of the others.

              e. I-TRAX, in the event its default in the performance of any of the terms, conditions or covenants of this Agreement requires that the Licensor, in the exercise of its sole reasonable discretion, to use the services of any attorney, to attempt to or successfully remedy such default, that I-TRAX will reimburse Licensor for any and all reasonable expenses incurred in its use of such attorney, and in any action which said attorney may take. Such expenses shall include, but are not limited to: reasonable legal fees, court costs, costs of filing and service, serving summonses and/or complaints.

         4.1. If I-TRAX defaults in the performance of any of its obligations hereunder, and such default continues for sixty (60) days after receipt of written notice from Licensor, Licensor shall have the right to terminate the license rights granted hereunder with respect to the use or location of the SOFTWARE for which I-TRAX has defaulted.

         4.2. If Licensor defaults in the performance of any of its obligations hereunder, and such default continues for sixty (60) days after receipt of written notice from I-TRAX, I-TRAX

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shall have the option: (1) to terminate this Agreement; or (2) to so declare a breach of this Agreement but not to terminate this Agreement and exercise any rights at law or in equity available to I-TRAX. I-TRAX's decision to declare a breach of this Agreement but not to terminate it shall mean that I-TRAX shall retain its perpetual license of SOFTWARE hereunder.

         4.3. Upon termination of license rights hereunder, I-TRAX shall, at Licensor's request, either return to Licensor or destroy all copies of the applicable SOFTWARE.

         5. DOCUMENTATION: Licensor shall supply Documentation necessary to use SOFTWARE effectively. Licensor shall provide I-TRAX with a minimum of two copies per SOFTWARE copy installation of the Documentation. Licensor grants to I-TRAX and Affiliates permission to duplicate all printed Documentation for I-TRAX's or Affiliate's uses permitted herein, subject to appropriate binding non-disclosure and confidentiality agreements.

         6. PAYMENT: Payment shall be in the form of Three Million (3,000,000) shares of Common Stock of I-TRAX.COM, INC. In addition thereto, disbursement of shares of common stock by I-TRAX.COM, INC. shall be made in accordance with the letter of intent between Mr. Hans Kastensmith, President, Member-Link Systems, Inc. and Frank A. Martin, President, U.S. Medical Alliance dated August 2, 1999, a copy of which is attached hereto.

         7. DELIVERY INSTALLATION AND ACCEPTANCE: Licensor is currently the owner of intellectual property for an immunization tracking system called "I-TRAX". Pursuant to this Agreement, the parties are entering into an exclusive agreement between Licensor and I-TRAX for the intellectual rights to the Internet version of I-TRAX. I-TRAX is also entering into an exclusive Development Agreement with Licensor to develop I-TRAX into a web-enabled program and to create an e-commerce version of I-TRAX for Internet deployment.

         7.1. At I-TRAX's option:

         7.1.1. SOFTWARE on suitable media and accompanied by Documentation shall be delivered to I-TRAX at the addresses and on the agreed upon date(s) specified in the applicable Purchase Order(s), or

         7.1.2. Licensor shall make available to I-TRAX in electronic form, accessible via the Internet or otherwise as the parties may agree, SOFTWARE and Documentation on the agreed upon date(s) specified in the applicable Purchase Order(s). In the event Licensor fails to deliver in accordance with the terms of the applicable Purchase Order(s), I-TRAX shall have the right to cancel such Purchase Order(s), in whole or in part, without any penalty of whatever nature.

         7.2. I-TRAX, at its option, may elect to have Licensor provide the installation services listed on the attached Schedule(s). If I-TRAX desires such services, it will so indicate via its written Purchase Order(s).

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         7.3. Within a reasonable time after receipt of the SOFTWARE, I-TRAX will install the SOFTWARE and may provide a notice for acceptance of same in writing to Licensor. In the absence of said notification of acceptance or written notice to Licensor stating that the SOFTWARE is not accepted and indicating the reasons therefor, the SOFTWARE will be deemed accepted, as defined herein, on the date of delivery of the SOFTWARE to I-TRAX.

         8. WARRANTY:

         8.1. Licensor warrants that the SOFTWARE will conform to the Specifications and Documentation. Licensor further warrants that the SOFTWARE shall be free of program errors for a period of one (1) year ("Warranty Period") after acceptance by I-TRAX. Licensor's responsibility under the Warranty shall be to provide Licensor's most comprehensive SOFTWARE maintenance service to I-TRAX, including correction of program errors, all of which shall be in accordance with the Management and Technical Service Agreements between the parties.

         8.2. If, within the Warranty Period, I-TRAX shall give Licensor oral or written notice or an error contained in the SOFTWARE, Licensor will, upon receipt of such notice, investigate such error as soon as possible but not later than five (5) working days after receipt of such notice, and will correct such (and deliver to I-TRAX object code, source code if appropriate, Documentation and user's manuals for such correction) within thirty (30) days after receipt of such notice.

         8.3. If correction is not possible, Licensor shall replace defective SOFTWARE with software of equivalent functionality as determined by I-TRAX, or, at I-TRAX's option, refund the LICENSE FEES paid for such SOFTWARE.

         8.4. Further, Licensor warrants that it has good title to SOFTWARE free and clear of any and all liens or encumbrances and has the right to enter into this Agreement.

         9. SUPPORT: I-TRAX and the Licensor have executed a Technical Services Agreement for the SOFTWARE in accordance with the terms and conditions of said Technical Agreement. Maintenance support services shall include, but not be limited to, correction of errors, updates and enhancements. If I-TRAX desires technical services, it will so notify Licensor within sixty (60) days after the expiration of the Warranty Period.

         10. PATENTS, COPYRIGHTS AND OTHER PROPRIETARY RIGHTS: Licensor, agrees, at its sole expense, to defend, indemnify, and hold I-TRAX harmless from and against all costs and liabilities in connection with any claim, suit or action for infringement of patents, copyrights, or other proprietary rights associated with any portion of the SOFTWARE and Documentation or its intended use. I-TRAX shall have the right to be represented in any suit or action by advisory counsel of I-TRAX's selection at I-TRAX's expense. Should any portion of the SOFTWARE or Documentation or its intended use become, or in Licensor's opinion be likely to become, the subject of a claim of infringement of a patent, copyright, or other

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proprietary right, Licensor shall procure for I-TRAX the right to continue using the SOFTWARE or shall replace or modify it without degradation to functionality to make it non infringing. If neither of the foregoing solutions is reasonably available, Licensor shall refund the LICENSE FEE to I-TRAX.

         11. LIMITATION OF LIABILITY:

         11.1. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR A PURCHASE ORDER, LICENSOR DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A SPECIFIC PURPOSE. EXCEPT IN THE EVENT OF FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE FOR SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES. PROVIDED, HOWEVER, THAT LICENSOR SHALL BE LIABLE FOR CONSEQUENTIAL DAMAGES ARISING FROM A BREACH OF THE WARRANTY OF TITLE OR A BREACH OF WARRANTY THAT LICENSOR HAS A RIGHT TO ENTER INTO THIS AGREEMENT PROVIDED FOR IN THE WARRANTY ARTICLE OF THIS AGREEMENT.

         11.2. No action, regardless of form, arising out of this Agreement may be brought by either party more than two (2) years after the cause of such action has arisen.

         12. CONFIDENTIAL INFORMATION:

         12.1. OBLIGATIONS REGARDING SOFTWARE: During the term of this Agreement, I-TRAX shall keep confidential the SOFTWARE code provided to I-TRAX as described in Schedule A and provide the same degree of care as exercised toward its own proprietary information. Subject to the right of I-TRAX to extend licenses granted hereunder to Affiliates pursuant to this Agreement and as provided in the Articles entitled "CONTRACTORS" and "DIVESTITURES", SOFTWARE shall be disclosed only with I-TRAX as reasonably necessary.

         12.2. OBLIGATIONS REGARDING OTHER CONFIDENTIAL INFORMATION: For a period of five (5) years following the date of each disclosure of Other Confidential Information, the Receiving Party will maintain such Other Confidential Information as confidential.

         12.3. EXCEPTIONS: The foregoing obligations shall not apply to any portion of the SOFTWARE or Other Confidential Information which:

               a. Is or becomes known publicly through no fault of the Receiving
                  Party; or

               b. Is learned by the Receiving Party from a third party entitled to disclose it; or

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               c. Is already known to the Receiving Party before receipt from the Disclosing Party as shown by the Receiving Party's written records; or

               d. Is independently developed by the Receiving Party as shown by the Receiving Party's written records; or

               e. Must be disclosed under operation of law.

         12.4. Licensor agrees to keep and cause its employees to keep the existence of this Agreement and the nature of Licensor's obligations hereunder strictly confidential and not to disclose any information with respect thereto to any third party or entity. Licensor shall not use, and shall keep its employees from using, I-TRAX as a reference in marketing any software or services to any third party or entity without I-TRAX's prior written consent.

         13. ASSIGNMENT:

         13.1. Neither party may assign this Agreement in whole or in part without the prior written approval of the other party hereto. Such approval will not be unreasonably withheld. Any such attempted assignment without prior written consent shall be null and void. Notwithstanding the foregoing, either party may assign its right, title and interest in this Agreement to any company with which it may merge or consolidate or which acquires substantially all of the business and assets of such party.

         14. DISPUTE RESOLUTION:

         14.1. Both parties understand and appreciate that their long term mutual interests will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of services performed under this contract or from any dispute concerning contract terms. Therefore, both parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end both parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis.

         14.2. If any dispute or claim arising under this contract cannot be readily resolved by the parties pursuant to the process referenced in the preceding paragraph, the parties agree to refer the matter to a panel consisting of one (1) senior executive from each party not directly involved in the claim or dispute for review and resolution. A copy of the contract terms, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side's contentions will be provided to both executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue.

         14.3. If the dispute cannot be resolved under the process set forth above, the parties may elect to resolve the dispute through non-binding mediation, if mediation is to be utilized, the parties shall select a single unrelated but qualified Mediator who shall hold a hearing (not to exceed one day) during which each party shall present its version of the facts (supported, if

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desired by sworn, written testimony, and other relevant documents), its assessment of damages, and its argument. The parties shall provide the Mediator with copies of all documents provided to their senior executives under the preceding paragraph at least ten (10) days prior to the scheduled date of the mediation hearing. The parties may also provide the Mediator with copies of any laws or regulations which they feel are relevant to the dispute. A copy of the contract will be provided to the Mediator. Formal written arguments, legal memorandum, and live testimony are discouraged but may be permitted at the discretion of the Mediator. Both parties agree to make any involved employees or documents available to the other party for its review and use in preparing its position under this clause without the need for subpoena or other court order.

         14.4. The Mediator, within ten (10) days of the completion of the hearing, will meet with both parties and provide each of them, on a confidential basis, with his written views of the strengths and weaknesses of their respective positions. The parties will then reconvene and, with the assistance of the Mediator, attempt to resolve the matter. If the resolution cannot be achieved by the parties within forty-eight (48) hours of this second meeting, the Mediator will, within ten (10) additional days, issue a written, non-binding decision on the issue.

         14.5. If the matter has not been resolved utilizing the processes set forth in this clause and the parties are unwilling to accept the non-binding decision of the Mediator, either or both parties may elect to pursue resolution through litigation.

         14.6. The costs of the Mediator shall be borne by the losing party (determined at mediation or through subsequent litigation). Each party will bear its own costs of mediation.

         15. THIRD PARTY SERVICES:

         15.1. For the purpose of this Third Party Services Article, the following definitions shall apply:

         "Third Party Service Provider" means a third party which, upon I-TRAX's consent: (1) operates computers and/or facilities where SOFTWARE is installed on such computers or within such facilities and is used by I-TRAX as otherwise provided for under this Agreement; or (2) Uses or Accesses the SOFTWARE to provide services to I-TRAX including, but not limited to: facility management, SOFTWARE and/or hardware installation and maintenance, operation of computer systems, creation of new applications or uses of SOFTWARE in I-TRAX's businesses, business process re-engineering or reorganization, or disaster recovery services.

         "Use" means to load, execute, employ, utilize, store, upgrade, transfer or display the SOFTWARE.

         "Access" means to receive commands, data or information from; or send commands, data or information to the SOFTWARE by any means, including but not limited to, from any location(s) through use of any computers or other hardware devices, and via any communications

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networks, including but not limited to, I-TRAX's own communications networks, public or private telephone lines or the Internet.

         15.2. The purpose of this Article is to: (1) grant Third Party Service Provider(s) the same rights of Use and Access as accorded I-TRAX under this Agreement, provided that such Use and Access is solely to provide services to I-TRAX and is made subject to the provisions of this article; and (2) grant I-TRAX the right to Use and Access SOFTWARE, and as otherwise provided for under this Agreement, where a Third Party Service Provider(s) is employed by I-TRAX.

         15.3. I-TRAX may permit a Third Party Service Provider(s) to Use or Access the SOFTWARE provided: (a) Licensor, I-TRAX, and each such Third Party Service Provider(s) execute a confidentiality agreement mutually acceptable to Licensor and I-TRAX prior to such use or access; and (b) such Third Party Service Provider(s) shall be permitted Access or Use, in whole or in part, the SOFTWARE to operate all or part of the business of I-TRAX, and such Access or use may be carried out in facilities, domestic or foreign, owned or leased by I-TRAX or such Third Party Service Provider(s).

         15.4. Contractors, as defined and provided for in the CONTRACTORS article of this Agreement, shall have the right to Access and Use the SOFTWARE via a Third Party Service Provider(s).

         15.5. A Third Party Service Provider(s) may not Access or Use SOFTWARE for any purpose other than as specified herein without Licensor's written consent.

         15.6. With respect to the SOFTWARE and Licensor's Other Confidential Information, each such Third Party Service Provider shall be bound by an obligation of non-disclosure no less restrictive than that which binds I-TRAX under this Agreement.

         15.7. I-TRAX shall be responsible for any additional SOFTWARE, migration tools, or third party software needed to employ a Third Party Service Provider(s).

         15.8. In the event that a Third Party Service Provider has licensed SOFTWARE from Licensor and such license permits such Third Party Service Provider to use the licensed SOFTWARE to provide services to I-TRAX, then I-TRAX may elect whether its Use or Access shall be governed by this Agreement or the license granted to such Third Party Service Provider.

         16. LOCKOUTS: Licensor represents and warrants that no "lockout", restraint, or disabling code or devices are incorporated or present within the SOFTWARE at the time the SOFTWARE is licensed by Licensor to I-TRAX. In no event will Licensor remove, alter, change or interfere with the SOFTWARE for purposes of preventing I-TRAX, Affiliates, or other parties so permitted under this Agreement from using the SOFTWARE, as the result of any dispute under this Agreement. Licensor will not, prior to such licensing or thereafter during the term of this license or any license for an upgraded or modified version of SOFTWARE, modify

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SOFTWARE to restrict its use by I-TRAX, Affiliates, or other parties so permitted under this Agreement to, without limitation, particular CPUs, required passwords, periods of time, or other restrictions, without the prior written agreement of I-TRAX.

         17. YEAR 2000:

         17.1. In addition to any other express or implied warranties or covenants made in this Agreement, Licensor hereby warrants and covenants that SOFTWARE will correctly perform, process and handle (without causing an abnormal abend or abort or resulting in invalid outputs) all multi-century, leap years or other date-related processes prior to and after the century change, including by way of illustration and without limitation, functions, conversions, calculations, comparisons, sort ordering, operations and interfaces (including system to application, application to application and application to data-base management systems). The SOFTWARE date data must be specified explicitly or by unambiguous algorithms or by inferencing rules, as specified in this Agreement, in order to correctly interface with other equipment, software and/or systems and for data storage.

         17.2. Licensor agrees that it will not permit a Year 2000 Problem of computer systems, software or equipment under its control to prevent, delay or otherwise interfere with its performance under this Agreement. A "Year 2000 Problem" means a date handling problem relating to the Year 2000 date change that would cause a computer system, software or equipment to fail to correctly perform, process and handle date-related data for the dates within and between the twentieth and twenty-first centuries and all other centuries.

         18. MISCELLANEOUS PROVISIONS:

         18.1. TAXES: I-TRAX agrees either to pay directly all property taxes, licenses, charges and assessments properly levied by any properly constituted governmental authority upon SOFTWARE or to reimburse Licensor therefor if paid by Licensor at I-TRAX's written direction. Licensor assumes full responsibility for the payment of all taxes applicable to Licensor's actions, employees, facilities and materials for performing services hereunder or applicable to Licensor's income or gross receipts hereunder, or franchise taxes.

         18.2. ENHANCEMENTS: In the event that I-TRAX has received source code, I-TRAX may modify, correct or enhance the SOFTWARE in any manner, and any such modifications, enhancements, or corrections and any related materials and documentation (and all proprietary rights therein, including copyrights) shall be mutually cross-licensed on equal terms between the parties hereto.

         18.3. COMPLIANCE WITH LAWS: Each party will comply with all United States and foreign laws, ordinances, and regulations properly applicable to this Agreement.

         18.4. AUTHORITY: The parties hereby represent that they have full power and authority to enter into and perform this Agreement and the parties do not know of any contract,

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agreements, promises or undertakings which would prevent the full execution and performance of this Agreement.

         18.5. SEVERABILITY: In the event that any provisions of this Agreement shall be found to be void or unenforceable, such findings shall not be construed to render any other provision of this Agreement either void or unenforceable, and all other provisions shall remain in full force and effect unless the provisions which are invalid or unenforceable shall substantially affect the rights or obligations granted to or undertaken by a party.

         18.6. NOTICES: Notices provided for under this Agreement shall be sent in writing and shall be addressed to the addresses first above written and may be served in person or sent by Certified Mail, return receipt requested. A party may change the address for notification by thirty (30) days prior written notice thereof to the other party.

         18.7. INDEPENDENT CONTRACTOR: As between Licensor and I-TRAX, the employees, methods, equipment, and facilities used by Licensor shall at all times be under its exclusive direction and control. Licensor's relationship to I-TRAX under this Agreement shall be that of an independent contractor, and nothing in this Agreement shall be construed to constitute Licensor, or any of its employees or officers, as an agent, employee, associate, joint venturer, or partner of I-TRAX.

         18.8. RESERVATION OF RIGHTS: A party's waiver of any of its remedies afforded hereunder or by law is without prejudice and shall not operate to waive any other remedies which such party shall have available to it.

         18.9. HEADINGS: The headings of the provisions of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         18.10. APPLICABLE LAW: This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principles of conflict of law.

         19. ENTIRETY: This Agreement together with the attachments, Exhibits, and Schedules specifically referenced and attached hereto embodies the entire understanding between I-TRAX and Licensor and there are no contracts, understandings, conditions, or representations, oral or written, with reference to the subject matter hereof which are not merged herein. Except as otherwise specifically stated, no modification hereto shall be of any force or effect unless (1) reduced to writing and signed by both parties hereto, and (2) expressly referred to as being a modification of this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

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Attest:                                                I-TRAX.COM, INC.


                                                       BY: /s/ Frank A. Martin
----------------------------------                         ---------------------



Attest:                                                MEMBER-LINK SYSTEMS, INC.


                                                       BY: /s/ Hans Kastensmith
----------------------------------                         ---------------------

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